Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Investors	Rob Cherry	(281) 591-4560
Media	Ellen Bates	(281) 445-6559
	Michael King	(281) 931-2540

FMC Technologies Announces Two-for-One Stock Split

HOUSTON, February 25, 2011 — FMC Technologies, Inc. (NYSE: FTI) announced today that its Board of Directors has approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable on March 31, 2011 to shareholders of record as of March 14, 2011. The split will increase FMC Technologies’ total shares outstanding as of December 31, 2010 from approximately 120 million shares to 240 million shares.

Shareholders of record on March 14, 2011 will receive one additional share of common stock on March 31, 2011 for each share held. FMC Technologies common stock will begin trading on a split adjusted basis on April 1, 2011.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 11,200 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.